UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 1, 2020
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1465 North Scottsdale Road, Suite 400
Scottsdale, AZ 85257
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LLNW	NASDAQ
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2020, Limelight Networks, Inc. (“Limelight”) announced that Dan Boncel would assume the role of Chief Financial Officer effective July 1, 2020, and that Sajid Malhotra would assume the role of Chief Strategy Officer.

Mr. Boncel, 45, became Chief Financial Officer on July 1, 2020 and oversees all finance functions for Limelight worldwide, including accounting and controllership, treasury, tax, and internal audit. Mr. Boncel joined Limelight in May 2013 as Vice President of Finance and Chief Accounting Officer. His responsibilities included management of billing, collections, treasury, payroll, tax, and compliance with SEC and Sarbanes Oxley requirements. He gained additional experience as senior manager of SEC and technical accounts at Republic Services, and held increasing levels of supervisory experience as a senior manager at PriceWaterhouseCoopers. Mr. Boncel is a Certified Public Accountant and earned his Bachelor’s in Business Administration with a major in Accounting from the University of Wisconsin-Milwaukee in 1997.

In connection with Mr. Boncel’s transition to Chief Financial Officer, Mr. Boncel will receive an annual base salary of $250,000 effective July 1, 2020, and his total target incentive for the Company's bonus plan will increase to $100,000, for calendar year 2020. The actual earned annual cash incentive, if any, will be payable upon the achievement of performance goals established by the Compensation Committee.

Subject to Committee approval, Mr. Boncel will receive a stock option grant to purchase $20,000 worth of shares of Company stock (“Stock Option”) and a grant of $20,000 worth of Restricted Stock Units (“RSUs”) pursuant to and subject to the terms and conditions of the Amended and Restated 2007 Equity Incentive Plan, as amended (the “Plan”). These awards will be issued on the second trading day following the opening of the Company’s trading window for executive officers (the “Grant Date”).

The RSUs granted shall vest over a period of three (3) years, with one-third (1/3rd) vesting September 1, 2021, and one-twelfth (1/12th) vesting on December 1, 2021 and on each March 1, June 1, September 1, and December 1 thereafter for the next seven (7) quarters until fully vested, provided Mr. Boncel continues to be a Service Provider through each such vesting date.

The Stock Option granted to Mr. Boncel shall be a nonstatutory stock option. The Stock Option shall have an exercise price per share equal to the closing sales price of the Company’s common stock on the Nasdaq stock market on the Grant Date. One-third (1/3rd) of the Shares subject to the Option will vest on the one (1) year anniversary of the Grant Date, and one thirty-six (1/36th) of the Shares subject to the Option will vest each month thereafter on the same day of the month as the Grant Date (and if there is no corresponding day, on the last day of the month), subject to Mr. Boncel continuing to be a Service Provider through each such date. The Stock Option shall have a maximum term of ten (10) years from the Grant Date.

The foregoing description of the Mr. Boncel’s employment arrangements is qualified in its entirety by reference to his employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: July 2, 2020	By:	/s/ Michael DiSanto
Michael DiSanto SVP, Chief Administrative and Legal Officer & Secretary